UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2012

LANTHEUS MEDICAL IMAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-169785	51-0396366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Amendment to Cardinal’s Supply Agreement for Generators, Thallium and other Products

On December 27, 2012, the registrant, Lantheus Medical Imaging, Inc. (the “Company”), entered into Amendment No. 2 (the “Amendment”), effective as of December 27, 2012, to the Amended and Restated Supply Agreement (Thallium and Generators) by and between the Company and Cardinal Health 414, LLC (“Cardinal”) entered into as of January 1, 2009 and effective as of January 1, 2004 (as amended, the “Supply Agreement”).  The Amendment extends the term of the Supply Agreement until December 31, 2014 and establishes new pricing and purchase requirements for TechneLite® generators and Thallium over the extended term.  The Amendment also provides for the supply of TechneLite® generators containing molybdenum-99 sourced from low-enriched uranium targets and sets forth Cardinal’s purchase requirements and pricing for Gallium-67, Xenon-133, and Neurolite® Kit for the Preparation of Technetium Tc99m Bicisate for Injection.  The Supply Agreement allows for termination upon the occurrence of specified events, including a material breach of a provision of the Supply Agreement by either party and force majeure events.

Amendment to Cardinal’s Cardiolite® Agreement

On December 27, 2012, the Company entered into Amendment No. 2 (the “Cardiolite® Amendment”), effective as of December 27, 2012, to the Amended and Restated Cardiolite® License and Supply Agreement by and between the Company and Cardinal entered into as of January 1, 2009 and effective as of January 1, 2004 (as amended, the “Cardiolite® Agreement”). The Cardiolite® Amendment extends the term of the Cardiolite® Agreement until December 31, 2014 and establishes new pricing and purchase requirements over the extended term.  The Cardiolite® Agreement allows for termination upon the occurrence of specified events, including a material breach of a material provision of the Cardiolite® Agreement by either party, Cardinal’s termination of its business operations in the nuclear medicine industry, Cardinal’s failure to follow trademark usage guidelines and force majeure events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President and General Counsel

Date: January 2, 2013